UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 28, 2009

THE TALBOTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(781) 749-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On December 28, 2009, The Talbots, Inc. (“Talbots” or the “Company”) executed an Amended and Restated Secured Revolving Loan Agreement with Aeon Co., Ltd., the Company’s indirect majority shareholder (“Aeon”), which amends and restates the Company’s April 10, 2009 Aeon $150 million secured revolving loan agreement.  Pursuant to the agreement, the principal amount of the earlier $150 million secured credit facility has been increased to $250 million (“Amended Facility”).  The Amended Facility is being provided pursuant to Aeon’s April 9, 2009 financial support commitments, which were satisfied upon the December 29, 2009 funding under this Amended Facility for the repayment of all of the Company’s outstanding third party bank indebtedness as described below.

Under the terms of the agreement, Talbots may use funds borrowed under the Amended Facility solely (i) to repay its outstanding third party bank indebtedness, totaling approximately $241 million in principal amount, plus interest and other costs, (ii) to fund working capital and other general corporate purposes up to $10 million subject to satisfaction of all borrowing conditions and availability under the Amended Facility, and (iii) to pay related fees and expenses associated with the Amended Facility.

As of December 28, 2009, the Company had outstanding short-term third party bank indebtedness of approximately $221 million under third party bank credit facilities which were scheduled to terminate between late December 2009 and April 2010, which had not been extended or refinanced, as well as $20 million of third party bank indebtedness due in 2012.  Entry into this Amended Facility required the consent or waiver by each of the third party bank lenders under their outstanding bank indebtedness; because such bank lender consents or waivers were not provided, all of the facilities under which this outstanding bank indebtedness was provided have been terminated.  On December 29, 2009, $245 million was drawn under the Amended Facility and was used to repay this outstanding third party bank indebtedness, related interest, and other costs and expenses.

Under the Amended Facility, a fee of $1.7 million was due and paid to Aeon upon initial funding.  Prior to being amended, the earlier facility had called for an upfront fee of $1.5 million upon any initial borrowing, which, because no amounts had been borrowed under that earlier facility, had not been previously paid.

The Amended Facility has a scheduled maturity date of the earlier to occur of (i) April 16, 2010 or (ii) the consummation of the previously announced merger of the Company acquisition subsidiary with and into BPW Acquisition Corp., the repurchase of Aeon’s equity interest in the Company and repayment of all outstanding debt owed to Aeon, provided that the merger transaction together with any concurrent financing results in sufficient net cash proceeds to enable the Company to make full repayment of its Aeon debt (including under the Amended Facility).

Prior to being amended, the earlier facility was secured by (i) a first priority security interest in substantially all of the Company’s consumer credit/charge card receivables and (ii) a first lien mortgage on the Company’s Hingham, MA headquarters facility and Lakeville, MA distribution facility.  The Amended Facility will be secured by a lien on substantially all of the Company’s existing and after acquired assets and properties, including the above-mentioned credit/charge card receivables and mortgaged properties.  As under the earlier facility, obligations under the Amended Facility are unconditionally guaranteed on a joint and several basis by certain of the Company’s existing and future direct and indirect subsidiaries.

Interest on the loan made pursuant to the Amended Facility remains at a variable rate equal to LIBOR plus 6.00%.  LIBOR refers to the one-month London interbank offer rate expressed as a percentage rate per annum.  Interest on the loan will be payable monthly in arrears.

The agreement contains customary covenants which are substantially the same as under the earlier facility.  During the term of the agreement, among other covenants, the Company will need to obtain Aeon’s written consent as lender prior to incurring additional indebtedness or other liens, undertaking fundamental changes (including mergers, consolidations, etc., with the exception of the transactions contemplated with BPW Acquisition Corp.), disposing of property or assets (including sales of stock of subsidiaries), paying dividends or making other restricted payments, making loans or investments, undertaking transactions with affiliates and other related parties, consummating sale leaseback transactions, negative pledges, and restrictions on capital expenditures and subsidiary distributions, all as more fully set forth in the agreement.  The Company has also agreed to keep the mortgaged properties in good repair, reasonable wear and tear excepted, and will ensure that at least $135 million of credit/charge card receivables are owed to the Company and the guarantors and that at least 90% of such credit/charge card receivables are eligible receivables under the agreement, arise in the ordinary course of business, and are owned free and clear of all liens, except permitted liens.

The agreement also contains customary representations and warranties relating to the Company and its subsidiaries and as required by Aeon as lender for this Amended Facility, which for purposes of any working capital borrowings by the Company are substantially the same as under the earlier facility. The Company’s ability to draw on the Amended Facility is subject to borrowing conditions set forth in the agreement.  The ability to draw on the Amended Facility in order to repay outstanding bank indebtedness was conditioned upon accuracy of certain customary representations and warranties and absence of certain events of default, and drawings under the Amended Facility for working capital and other general corporate purposes are conditioned on accuracy of all representations and warranties, solvency conditions, no material adverse effect, compliance with covenants and no defaults or events of default.

The agreement provides for events of default, including failure to repay principal and interest when due and failure to perform or violation of the provisions, representations, warranties or covenants under the agreement.

The foregoing summary is subject in all respects to the actual terms of the amended and restated loan agreement and amended and restated security agreement, copies of which are attached as Exhibits 10.1 and 10.2 to this Form 8-K. Please note that the representations and warranties of each party set forth in the agreements have been made solely for the benefit of the other party or parties to the respective agreement, and should not be relied upon to provide investors with any other factual or disclosure information regarding the parties or their respective businesses.

In connection with the above, the Company also entered into conforming amendments to its $200 million term loan agreement with Aeon and its subordinated $50 million term loan credit facility with Aeon (U.S.A.), Inc., a wholly owned subsidiary of Aeon.

The principal terms of the Amended Facility were reviewed with, and approved by, the Company’s independent Audit Committee.  Certain members of the Company’s board of directors are affiliates of Aeon and related person transactions between the Company and Aeon are described in the Company’s 2009 proxy statement which was filed with the Securities and Exchange Commission on April 24, 2009.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth above under Item 1.01 concerning termination of the Company’s outstanding third party bank facilities is hereby incorporated by reference into this Item 1.02.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Section 7 – Regulation FD

Item 7.01  Regulation FD Disclosure.

On January 4, 2010, the Company issued a press release announcing the matters described above in this Form 8-K. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Secured Revolving Credit Agreement dated as of December 28, 2009 between The Talbots, Inc. and Aeon Co., Ltd.

10.2	Amended and Restated Security Agreement dated as of December 28, 2009 entered into by The Talbots, Inc. in favor of Aeon Co., Ltd.

10.3	Second Amendment, dated as of December 28, 2009, to the Term Loan Agreement between The Talbots, Inc. and Aeon (U.S.A.), Inc., dated as of July 16, 2008.

10.4	First Amendment, dated as of December 28, 2009, to the Term Loan Facility Agreement between The Talbots, Inc. and Aeon (U.S.A.), Inc., dated as of February 25, 2009.

99.1	Press Release of The Talbots, Inc., dated January 4, 2010.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Dated: January 4, 2010	By:	/s/ Michael Scarpa
	Name:	Michael Scarpa
	Title:	Chief Operating Officer, Chief Financial Officer and Treasurer